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March 10, 2022

Harbor ETF Trust

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606-4302

Re:	Registration Statement on Form N-14 under the Securities Act of 1933

Dear Ladies and Gentlemen:

We have acted as counsel for Harbor ETF Trust (the “Trust”), a Delaware statutory trust, in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), relating to the transfer of all of the property and other assets of the Westfield Capital Dividend Growth Fund (the “Target Fund”), a series of The Advisors’ Inner Circle Fund II, in exchange for the issuance of shares of beneficial interest of the Harbor Dividend Growth Leaders ETF (the “Acquiring Fund”), and the assumption of the Target Fund’s existing liabilities reflected in the Target Fund’s statement of assets and liabilities by the Acquiring Fund, pursuant to the proposed reorganization as described in the Registration Statement and in the form of Agreement and Plan of Reorganization (the “Agreement”), as filed with the Registration Statement.

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In connection with the opinions set forth herein, we have examined the following documents: the Trust’s Amended and Restated Agreement and Declaration of Trust dated January 26, 2022; the Trust’s By-Laws dated April 13, 2021; and such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinions expressed herein. In addition, we have reviewed and relied upon the certificate referred to below issued by the Delaware Secretary of State.

Harbor ETF Trust March 8, 2022 Page 2

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the shares of the Acquiring Fund to be registered under the 1933 Act have been duly authorized for issuance and, when issued to Target Fund shareholders in the manner described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Amended and Restated Agreement and Declaration of Trust, fully paid and non-assessable beneficial interests in the Acquiring Fund.

In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated March 7, 2022, and such opinion is limited accordingly and is rendered as of the date of such certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP